Contact: Gilbert L. Danielson
Executive Vice President
Chief Financial Officer
404-231-0011

Aaron Rents, Inc.
Sees Strong Fourth Quarter;
 Raises 2009 Earnings Guidance

ATLANTA, December 22, 2008 – Aaron Rents, Inc. (NYSE: RNT), the nation’s leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics and home appliances and accessories, today announced that business trends continue to be quite positive and that it was raising its 2009 earnings guidance.

“Aaron’s Sales & Lease Ownership results continue to be strong with growing same store revenues and customer counts,” said Robert C. Loudermilk, Jr., President and Chief Executive Officer of Aaron Rents.  “Unlike many other specialty retailers, our business has been thriving in this economic environment.  We give customers the ability to obtain necessary home furnishings through non-credit based lease plans not available to them at traditional retail outlets.”

As previously announced, during the fourth quarter the Company acquired substantially all of the assets of Rosey Rentals, L.P., its second largest franchisee with 35 stores in six states.  In addition, during the quarter the Company has purchased the accounts of 18 stores from several competitors, as well as buying one store and selling 11 stores to other operators.  The Company also has merged 20 of its RIMCO stores into existing Aaron’s Sales & Lease Ownership stores and is re-evaluating the wheels and rims concept.  After the opening of new stores and these store re-alignments, the Company is now expecting to have approximately 1,045 Company-operated stores and 500 franchised stores open by the end of 2008.

“We expect same store revenues for the fourth quarter to increase 5% to 7% compared to the fourth quarter of 2007,” Mr. Loudermilk continued.  “Our earnings guidance for the fourth quarter and fiscal year 2008 is unchanged, with diluted earnings per share for the year expected to be in the range of $1.60 to $1.65, excluding gains from fourth quarter store sales and any gain or loss on the previous announced sale of the Aaron’s Corporate Furnishings division.”

“We are altering our 2009 square footage growth plans somewhat, and expect to increase overall store growth next year approximately 5% to 9% over the store base at the end of 2008. This will be net store growth after opening a combination of Company-operated and franchised stores, less any opportunistic merging or disposition of stores.  This rate of growth should allow us to improve margins as well as fund our expansion without the need to seek additional sources of capital.  Due to the current strength of our business and our outlook for next year, we are increasing our earnings guidance for 2009 from previously expecting to achieve diluted earnings per share in the range of $1.65 to $1.80 to now expecting $1.70 to $1.85 per share.”

Aaron Rents will announce its fourth quarter earnings on Monday, February 16, 2009 and will hold a conference call to discuss the financial results on Tuesday, February 17, 2009, at 10:30 am Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company’s website, www.aaronrents.com, in the “Investor Relations” section.  The webcast will be archived for playback at that same site.

Aaron Rents, Inc., based in Atlanta, currently has more than 1,535 Company- operated and franchised stores in 48 states and Canada.  The Company’s MacTavish Furniture Industries division manufactured approximately $73 million at cost of furniture and bedding at 12 facilities in five states in 2007.  The entire production of MacTavish is for shipment to Aaron Rents stores.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements.  These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.  Statements in this release that are “forward-looking” include without limitation Aaron Rents’ projected revenues, earnings, and store openings for future periods.